Exhibit 10.1

AGREEMENT

This agreement is made and entered on December 30, 2008 by and among SL Green Operating Partnership, L.P., a Delaware limited partnership (“SLG OP”), GKK Manager LLC, a Delaware limited liability company and a majority-owned subsidiary of SLG OP (the “Manager”), GKK Capital LP, a Delaware limited partnership (the “Partnership”) and Gramercy Capital Corp., a Maryland corporation (“GKK”) and the sole general partner of the Partnership.  All capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Third Amended and Restated Agreement of Limited Partnership of the Partnership (as amended, the “Partnership Agreement”).

WHEREAS, GKK, SLG OP, the Manager and the Holders of the Class B Units are parties to the Partnership Agreement;

WHEREAS, in 2008 the Partnership distributed for the account of the Class B Units an aggregate of approximately $5.1 million pursuant to Section 5.1(c) of the Partnership Agreement;

WHEREAS, the Manager acts as the external manager of GKK pursuant to the Second Amended and Restated Management Agreement between the Manager and GKK (as amended);

WHEREAS, SLG OP and GKK have been negotiating the potential internalization of the operations of the Manager into GKK (the “Internalization”);

WHEREAS, the transactions contemplated by this Agreement have been approved by a special committee of disinterested directors of SL Green Realty Corp. and GKK; and

WHEREAS, the Partnership, the Manager and the SLG OP now desire to enter into this Agreement which modifies their respective rights and obligations to each other in respect of certain distributions under the Partnership Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1.               Class B Unit Distributions.  In full satisfaction of all potential obligation that the Holders of the Class B Units may have to the Partnership, and that the Partnership may have to the Holders of the Class B Units, in each case under Section 5.01.C of the Partnership Agreement, in respect of the recalculation of the distribution amount at the end of the 2008 calendar year,  (i) the Manager is paying to the Partnership $2.75 million in cash simultaneously with the execution of this Agreement and (ii) SLG OP hereby transfers to GKK, and GKK hereby acquires from SLG OP, 1.9 million shares of common stock of GKK, consisting of (x) 265,000 shares that were acquired on August 2, 2004, at the price of $13.95 per share, (y) 1,275,000 shares that were acquired on January 3, 2005, at the price of $17.27 per share, and (z) 360,000 shares that were acquired on January 14, 2005, at the price of $25.80 per share.  GKK and the Partnership agree to use commercially reasonable efforts to assist SLG OP in obtaining the acknowledgement by the Bank of New York Mellon, as transfer agent for the common stock of GKK, of such transfer of common stock of GKK.

Section 2.               Internalization.  The parties acknowledge and agree (i) to continue to negotiate the potential Internalization in good faith and (ii) that any such Internalization is subject to the consent of certain lenders of GKK and its subsidiaries. GKK and the Partnership agree to use their commercially reasonable efforts to obtain the consents of such lenders.

Section 3.               Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 4.               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 5.               Third-Party Beneficiaries.  Other than the Holders of the Class B Units (which are third party beneficiaries of this Agreement) and the parties hereto, no other person shall have any rights hereunder, nor shall any other person be entitled to rely upon the terms contained herein.

Section 6.               Waiver of Jury Trial.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION RELATING TO THIS AGREEMENT.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

Section 7.               Expenses.  Each party will pay its own costs and expenses incurred in connection with the negotiation of this Agreement, and the consummation of the transactions contemplated by this Agreement.

Section 8.               Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GKK CAPITAL LP

By:	GKK Capital Corp., its sole general partner

By:	/s/ Roger Cozzi
Name: Roger Cozzi
Title: Chief Executive Officer

GRAMERCY CAPITAL CORP.

By:	/s/ Roger Cozzi
Name: Roger Cozzi
Title: Chief Executive Officer

SL GREEN OPERATING PARTNERSHIP, L.P.

By:	SL Green Realty Corp., its sole general partner

By:	/s/ Marc Holliday
Name: Marc Holliday
Title: Chief Executive Officer

GKK MANAGER LLC

By:	GKK Manager Member Corp., its managing member

By:	/s/ Marc Holliday
Name: Marc Holliday
Title: Chief Executive Officer